Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-158097 of Spectra Energy Partners, LP on Form S-3 of our report dated April 15, 2009, relating to the consolidated balance sheet of Spectra Energy Partners (DE) GP, LP as of December 31, 2008, appearing in the Current Report on Form 8-K of Spectra Energy Partners, LP dated April 16, 2009.
/s/ Deloitte & Touche LLP
Houston, Texas
May 18, 2009